UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 18, 2006.

Ammex Gold Mining Corp. (Exact name of registrant as specified in its chapter)

Nevada (State or other jurisdiction of incorporation	333-113296 (Commission File Number)	98-0409895 (IRS Employer Identification No.)

237 Argyle Avenue, Ottawa, Ontario, Canada (Address of principal executive offices)	K2P1B8 (Zip Code)

Registrant's telephone number, including area code (613) 226-7883

Reese Corp. (Former name or former address, if changed since last report)

ITEM 5.02  Departure of Directors or Principal Officers, Election of Directors; Appointment of Principal Officers.

On July 20, 2006 the Board of Directors appointed Charles William Reed as Vice President of Exploration (North America) of the corporation.  Subsequently, on July 25, 2006 Mr. Reed was elected as a director of the Corporation.  Mr. Reed is currently a director and officer of Paramount Gold Mining Corp., a publicly-traded mining exploration company.  Mr. Reed’s compensation for services is to be determined.

Bill Reed has significant mining experience in Mexico and the Western U. S., as he was formerly Chief Geologist – Mexico for Minera Hecla S. A. de C. V., a subsidiary of Hecla Mining from 1998 to 2004, and Regional Geologist, Mexico and Central America for Echo Bay Exploration from 1993 to 1998. While at Hecla, Mr. Reed supervised detailed exploration at the Noche Buena project, Sonora, and the San Sebastian silver and gold mine, Durango. He also discovered and drilled the Don Sergio vein that was later put into production. While at Echo Bay, Mr. Reed identified the potential of the Dolores mining district, Chihuahua, Mexico and recommended its acquisition. Echo Bay later sold its interests back to Minefinders Corp. where more than 44 million ounces of silver and 2.5 million ounces of gold were discovered. During the late 1970’s and early 1980 Mr. Reed was employed by the minerals division of Occidental Petroleum in their gold exploration in Nevada and brought the Alligator Ridge deposit to their attention. Occidental joint ventured the property with Amselco and later put the property into production. During the mid 1980’s he was involved with Grandview Resources at the Carson Hill Gold mine in the Mother Lode of California that was later sold to Western Mining.

Mr. Reed has a Bachelor of Science Degree in Mineralogy, University of Utah and is a Registered Professional Geologist in the State of Utah. He also completed an Intensive Spanish Program at Institute De Lengua Espanola, San Jose, Costa Rica [1969].

On August 14, 2006 the Board of Directors appointed Alain Vachon, P.Eng., Vice President of Exploration (South America). Mr. Vachon will also be assuming the title of General Manager of the corporation’s soon-to-be formed wholly-owned subsidiary in Peru.

Alain Vachon, P.Eng., Geologist has 30 years of experience. He is currently Manager of Exploration, South America for Paramount Gold Mining Corp.  Alain also assumes the role of Exploration Manager for Gold Hawk Resources a Canadian company dedicated to production and mining and has completed the acquisition in March 2005 for a total amount of 12 M US$ of the Tamboraque mine which hosts resources totaling 4.5 MT at 0.18 oz/t Au, 8.1 oz/t Ag, 2.8% Pb, 3.3% Zn and 0.38% Cu. From 1997 to 2001 he was Exploration Manager for Sulliden Exploration, where his work on the Mario property in 2000 led to the nomination for the prestigious “Prospector of the Year” award in Peru. Prior to these accomplishments, Mr. Vachon worked as a Senior Geologist for both Barrick Gold and the recently renamed Noranda Falconbridge.

Over the past 30 years, Mr. Vachon has participated in managing all aspects of a diverse set of exploration programs, including planning, supervision of field work, preparation of technical reports (43-101), property evaluation and negotiation of option terms. He has managed and evaluated exploration and development projects, located in Canada, Peru, Zaire, Cuba and Republic Dominica focusing on gold and base metals in various geological settings.

ITEM 8.01  OTHER EVENTS

On August 18, 2006 the Corporation’s common stock will begin trading under the symbol "AMXG" on the OTC Bulletin Board. The new trading symbol is in accordance with the recent corporate name change from Reese Corp. to AmMex Gold Mining Corp. AmMex Gold’s common stock previously traded under the symbol "RESE".

ACQUISITION

On July 25, 2006 the corporation acquired 100% of Minera Jeronimo S.A. de C.V. The key asset in Minera Jeronimo is the El Tiliche project, located in NW Sonora, Mexico, approximately 50 kilometers NE of the Penoles-Newmont Herradura Gold Mine, within the gold belt that stretches from southern California to central Sonora. The Mesquite mine and the Picacho mine  are among other large gold producers in this belt. Minera Jeronimo controls a very strategically located and large 14,300 hectares of mineral rights in 8 contiguous mining concessions. El Tiliche has been advanced over the past 2 years with a number of exploration programs and now boasts at least 6 drill-ready targets. Numerous surface samples have yielded over 5 grams gold per ton and over 100 grams silver per ton, which compares very well with early results at other producing mines in this belt.

The El Tiliche concessions are located at the intersection of a series of NE-SW high angle structures that pass through the Herradura gold deposit, and NW trending transform faults that makeup part of the Sonora-Mojave Megashear. Gold and silver mineralization associated with low angle faulting, as well as with higher angle structures, has been recognized in a number of areas within the concession block.  Numerous small mine workings and prospects were mapped and sampled during a recently completed detailed reconnaissance of the property.

Intrusive and volcanic rocks of Jurassic age outcrop over a wide area in numerous low hills that are separated by areas of thin alluvial cover, and mineralized zones often project under this alluvial cover. During the recently completed detailed reconnaissance of the area, 584 rock chip samples were collected and sent to ALSChemex Laboratories for analysis.

The results are summarized below:

Summary of Results

Gold in grams/ton		Total # of	Silver in grams/ton		Total # of
From	To	Samples	From	To	Samples
> 5.00		32	> 100		12
1.00	4.99	77	50	99	19
0.50	0.99	33	30	49	23
0.20	0.49	65	20	29	30
0.10	0.19	58	10	19	69
< 0.10		319	< 10		431

Total number of samples collected			584

While the results of the recently completed program are still being studied, at least 6 areas have been identified for drill testing. A 4,000-plus meter drill program is scheduled to begin in mid to late September, 2006, while a second follow-up program has already been planned.

The corporation acquired Minera Jeronimo by issuing 1,455,000 restricted common shares, and must maintain the concessions in good standing.  Minera Jeronimo can earn a 65% interest in the El Tiliche project by spending US$400,000 on exploration during the next 24 months, and can acquire an additional 15% interest in the project once the exploration commitment has been satisfied.  Charles William Reed has agreed to join the Board of Directors of the corporation.

OPTION AGREEMENT

On July 31, 2006 the corporation entered into an option agreement to earn an 80% interest from Consolidated Global Minerals Ltd. in the Bailey Hills property located along the Carlin Trend within the Great Basin of Nevada.  The Bailey Hills project covers approximately 4.5 square miles (approx. 3,000 acres) and consists of 150 mining claims within the southernmost part of the Carlin Trend, along a prospective northwest structural zone which hosts numerous world-class gold deposits.

The structural and lithologic setting at Bailey Hills, both on a regional and property scale, is a direct analog to that at the 1.5 million ounce gold Rain / Emigrant deposits (Newmont), located 43 miles north-northwest of the Bailey Hills project. Underlying the Bailey Hills property are the same units which host gold at Rain, and proximal intrusions are noted at both. Recognition of these intrusive bodies at Bailey Hills was previously hampered by post-mineralization volcanic cover rocks, but geophysical surveys have identified intrusive rocks and numerous high angle faults underlying the claim area.

A substantial database of geological, geochemical and geophysical data has been obtained for the project from previous operators. Results from surface exploration, geophysics and initial drilling compare well with the lithology, geochemistry and structure of several known mines on the Carlin Trend. A CSAMT (resistivity) geophysical survey has just been completed for the corporation and is currently being interpreted.

Drill targets will be selected based on the compilation and evaluation of this data. A first phase drill program of approximately 12 deep drill holes is being planned and permitted for the Bailey Hills property and is expected to commence in early September.

Under the terms of the option agreement, Reese Corp can earn a 80% interest in the property from Consolidated Global Minerals Ltd. with an upfront cash payment of US$25,000; and expenditures of US$4,000,000 within a three-year period, payable as follows: US$1,000.000 in year one, US$1,500,000 in year two and US$1,500,000 in year three.

LETTER OF INTENT

On August 1, 2006 the corporation signed a Letter of Intent to acquire a 100% interest in the Ox Creek property, located 13 miles northeast of Austin, Nevada. The property consists of 29 claims covering approximately 560 acres, where surface samples have shown gold grades of up to 31 grams per tonne over a width of 3 feet. Geologically, it is located within and adjacent to the Callaghan Mountain structural window through the Roberts Mountains Thrust, in an area of strong hydrothermal alteration and highly anomalous geochemistry. These are associated with high angle faulting as well as the low angle thrust zones.

Available data from prior exploration in the area confirms in detail the presence of highly anomalous concentrations of gold, arsenic, antimony, mercury, zinc and silver in soils, rock chips and drill cuttings, with associated decalcification of silty limestones and locally intense silicification. There have been narrow drill intercepts and surface rock samples with gold contents up to 0.10 ounces per ton. Lithologic units very favorable to mineralization are thinly overlain by thrust plates of less favorable host rocks.

A significant exploration target is located on the southern extension of the poorly defined Cottonwood Spring resource of 50,000 – 75,000 ounces of gold, apparently controlled by faulting and favorable lithologies. The corporation’s technical personnel are currently compiling a large amount of data produced by earlier exploration groups to better define additional structural, geochemical and lithological exploration targets.

Under the terms of the agreement, the corporation can earn a 100% interest in Ox Creek by making property payments totaling $110,000 and by incurring exploration expenditures of a minimum of US$100,000. In addition, the property vendor is entitled to a 2% NSR on any production which Reese Corp. can buy-back 1% for US$1,000,000 at its sole discretion.

PRIVATE PLACEMENT FINANCING

On July 28, 2006 the corporation entered into a private placement share subscription agreement with Hexagon Capital Ltd. of Hong Kong for the issuance of 750,000 shares of restricted common stock at US$2.00 per share, with a full warrant exercisable at $3.50 until January 31, 2007.

The corporation will use the funds to finance a drill program at the recently acquired El Tiliche project in Mexico, and to acquire other advanced-stage properties in proven mining districts globally. The Company is currently in the process of securing the required permits at El Tiliche, and plans to begin drilling in September, 2006.

RESTRUCTURING

On August 18, 2006, the company initiated a corporate restructuring from Reese Corp. to AmMex Gold Mining Corp. which includes the cancellation of 57.6 million restricted shares of the company’s common stock. This restricted block of stock was held by Reese Corp.’s previous President, Boris Machula, and the cancellation was part of his agreement with the Company when he stepped down as both President and Director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:

August 18, 2006

AMMEX GOLD MINING CORP.

By:

/s/

Name:

Christopher Crupi

Title:

President and Director